Exhibit 99.1
April 23, 2013

To Our Members:

I am pleased to announce that we have received approval from our regulator and our Board to launch the Community First™ Fund, a $50 million revolving loan fund designed to support affordable housing and economic development in Illinois and Wisconsin. We have been designing the Community First Fund for more than a year, with substantial input from members and from community development organizations in our District and throughout the United States. As we roll out the fund over the next couple of years, our focus will be to provide a sustainable source of funding to selected partner community organizations in the form of unsecured low-interest loans, rather than one-time grants, which differentiates it from our competitive Affordable Housing Program (AHP). Partnerships between our members and organizations in your communities are essential to the success of the fund, which will serve as another way to support our members by supporting your communities. We look forward to providing updates and plan to do so in future member letters.
First Quarter 2013 Dividend
Also today, our Board of Directors declared a cash dividend at an annualized rate of 0.30% per share, based on the Bank's preliminary financial results for the first quarter of 2013. We are pleased that the Bank can continue to pay a reasonable dividend. The dividend will be paid by crediting your account as of May 14, 2013.

Focused on You: Summer Management Conference
The Federal Home Loan Bank of Chicago anticipates reporting net income of $80 million for the first quarter of 2013 when we file our Form 10-Q with the Securities and Exchange Commission next month. This net income plus our record-high $1.8 billion in retained earnings allows us to focus the resources of the cooperative where they should be: on you, our members.

To that end, please plan to join us at our second-annual FHLBC management conference on August 8-9 in Chicago. As part of our goal to be your strategic partner, we've designed a program to stimulate your thinking and promote dialogue about leadership and decision-making during this weak economic recovery. We have an outstanding roster of distinguished speakers joining us at this year's conference:

•	Jeb Bush, Governor of Florida (1999-2007)

•	John Dugan, 29th Comptroller of the Currency for the United States Department of
the Treasury

•	Dr. Martin Feldstein, Harvard professor and economic advisor to presidents

•	Marshall Goldsmith, best-selling author and influential business thinker

We will be sending the invitation to the FHLBC management conference in the near future.

Resources that Are Easier to Use
Enhancements to our member-only website, eBanking, continue to progress this year and will include the ability for you to initiate certain types of advances and wire transfers on-line. We have also streamlined the competitive AHP application process by implementing a new system called AHP Online. The application will be available from April 29 to June 28. Members will access AHP Online exclusively through our new eBanking portal. More than $27 million is available for AHP in 2013-our largest allocation in recent years. The new AHP Online system will be the only way to apply for a competitive grant in 2013. All of the new capabilities associated with eBanking require your Board of Directors to approve our eBanking resolutions and an authorized signer to accept the eBanking Service Agreement.
First Quarter 2013 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition. We expect to file our first quarter 2013 Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com or through the SEC's reporting website, http://www.sec.gov/edgar/
searchedgar/companysearch.html.

•
We recorded net income of $80 million for the first quarter of 2013, lower than the $116 million earned in the first quarter of 2012, but still a financially strong quarter and consistent with our plan to build a consistently profitable member-focused Bank while managing our level of risk.

•	Advance prepayment fees (net of fair value hedge adjustments) were down dramatically from the same quarter one year ago: $5 million in 2013 compared to $26 million during the first quarter of 2012.

•
We realized gains of $2 million on our derivatives and hedging activities, compared to gains of $11 million during the first quarter of 2012. Our overall hedge costs remain low given the extended low rate environment.

•
Due primarily to decreased losses on Real Estate Owned (REO) sales, which were affected by improving housing prices in many areas across the country, non-interest expenses decreased in the first quarter of 2013 to $25 million from $30 million in the first quarter of 2012.

•
Advances outstanding at March 31, 2013, were $14.4 billion, almost equal to the $14.5 billion at year-end 2012 and $14.7 billion on March 31, 2012. Until the economy fully recovers, we expect member deposits to remain high and demand for advances to remain low. However, some members are positioning their balance sheets for the likely rise in interest rates that is expected to occur when the current Fed policies end. Forward-starting advances have been an attractive funding option to accomplish this, as they provide interest rate protection without resulting in a current inflow of cash.

•	Mortgage Partnership Finance® (MPF®) loans held in portfolio declined slightly to $9.7 billion at March 31, 2013, from $10.4 billion at year-end. The steady reduction over the past few years is a direct result of our 2008 decision not to add MPF loans to our balance sheet. However, the MPF Xtra® product, where home loans are aggregated and sold to Fannie Mae,

and which lets smaller lenders provide the same competitively priced loans as larger lenders while keeping the local touch their customers appreciate, continues to gain popularity. In the first quarter of 2013, MPF Xtra® loan volume for the program overall was $1.7 billion compared to $1.2 billion in the first quarter of 2012. MPF Xtra loan volume for FHLBC Participating Financial Institutions (PFIs) alone was $834 million during the quarter compared to $683 million a year earlier. We expect overall growth to continue as the Federal Home Loan Bank of Dallas recently joined the MPF Program to offer the MPF Xtra product.

•	Total investment securities decreased 3% to $33.4 billion this quarter, reflecting our current investment restriction which limits our ability to acquire longer-term investments.

•
Total assets fell $4.7 billion (7%) to $64.9 billion from $69.6 billion at year end. At the end of 2012, we increased our liquidity position in an effort to protect the cooperative against potential short-term future funding challenges posed by the political and economic climate; and as those concerns eased this quarter, we decreased our cash and due from banks by 88% to $442 million at March 31, 2013, from $3.6 billion at year end 2012.

•	As a result of our strong net income, our retained earnings grew $79 million (net income of $80 million less $1 million of dividends) to $1.8 billion.

•	We remain in compliance with all of our regulatory capital requirements.

As always, I want to thank you for your membership in the Federal Home Loan Bank of Chicago. More than ever, we are focusing all of our resources on you to enhance your competitiveness and manage your interest rate risk. We look forward to continuing to serve you.
Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” and “DPP” are registered trademarks of the Federal Home Loan Bank of Chicago. “Community First” is a trademark of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	March 31, 2013	December 31, 2012	Change
Cash and due from banks	$442	$3,564	(88)%
Federal Funds sold and securities purchased under agreement to resell	6,761	6,500	4%
Investment securities	33,377	34,250	(3)%
Advances	14,403	14,530	(1)%
MPF Loans held in portfolio, net	9,653	10,432	(7)%
Other	286	308	(7)%
Total assets	$64,922	$69,584	(7)%

Consolidated obligation discount notes	$24,292	$31,260	(22)%
Consolidated obligation bonds	34,751	32,569	7%
Subordinated notes	1,000	1,000	—%
Other	1,430	1,307	9%
Total liabilities	61,473	66,136	(7)%

Capital stock	1,549	1,650	(6)%
Retained earnings	1,770	1,691	5%
Accumulated other comprehensive income (loss)	130	107	21%
Total capital	3,449	3,448	—%
Total liabilities and capital	$64,922	$69,584	(7)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended March 31,
	2013	2012	Change
Interest income	$403	$525	(23)%
Interest expense	290	366	(21)%
Provision for credit losses	—	6	(100)%
Net interest income	113	153	(26)%
Other-than-temporary impairment (credit loss)	—	(1)	100%
Other non-interest gain (loss)	1	7	(86)%
Non-interest expense	25	30	(17)%
Assessments	9	13	(31)%
Net income	$80	$116	(31)%

Net yield on interest-earning assets	0.67%	0.91%	(0.24)%

4